EXHIBIT 10.19
                               GSE SYSTEMS, INC.

                                   FORM 10-K

                      For the Year Ended December 31, 1997


January 8, 1997

Mr. Christopher M. Carnavos

Dear Chris:

I am pleased to confirm our offer and your acceptance of employment with GSE Systems, Inc., in the position of Senior Vice President. Your responsibilities will be to act as the general manager of the Company's Process Industry Strategic Business Unit and other matters as reasonably requested. In this capacity you will report directly to me.

I have set forth below the specifics of our offer. As we have discussed, the precise terms of any stock option grant and any bonus plan are the purview of the Executive Compensation Committee of the Board of Directors. Therefore, we are not currently in a position to bind the Company regarding those matters. However, the reference below to those two matters is intended to describe what my recommendation will be to the Committee upon employment.

Your compensation shall include an annual salary of $175,000 per year. You will also receive a hiring bonus in the gross amount of $30,000. This will be paid in two equal installments of $15,000 on April 1 and July 1, 1997, respectively. In addition, you will qualify for the executive bonus program which I will be recommending to the Board's Executive Compensation Committee shortly. I expect this program will enable you to earn as much as 30% of you salary in an annual cash performance bonus. The performance criteria shall be tied to three principal factors: 1) the financial performance of the Company as a whole; 2) the financial performance of the business you will be managing; and 3) the attainment of certain prescribed personal goals. In addition, I will recommend to the Executive Compensation Committee that you be granted options to acquire 23,000 shares of Company stock in accordance with the Long Term Compensation Plan. The exercise price for these options will be the market value at the time of employment. The options shall vest over a three-year period at the rates of 40%, 30% and 30% at the end of years one, two and three. Due to the potential for the market price to fluctuate above or below its current price of $9.50, the Company shall have the right to adjust the number of shares based on significant changes in the market.

As you know, this offer is for "at will" employment rather than a specified period of time. Therefore, in response to your desire for some reasonable severance arrangements should the circumstance arise that the Company no longer desires your services, this offer includes a six month severance provision. Should the Company terminate you without cause, you will be entitled to payment of your salary for a period of six additional months. In this context "cause" shall be defined to include only the following: 1) intentional misconduct; 2) gross negligence; 3) commission and subsequent conviction of a criminal offense; and 4) some other type of intentional behavior that significantly damages the Company. This provision for severance shall not apply if you voluntarily leave the Company.

The relocation package will consist of the reimbursement of both the moving expenses and the closing costs for both the sale of your current home as well as the purchase of your new home. We will "gross up" the calculation of those reimbursement payments which will be taxable to you so as to take your payment of income taxes into account. We will also pay for temporary living expenses for a period of up to six months and or mortgage assistance to a combined maximum amount of $14,400. Additionally, in the event that the sale of your Atlanta home is less than what you paid for it approximately three and one-half years ago (not including closing costs), the Company shall pay to you 75% of such loss up to a total payment by the Company of $25,000. An interest free bridge loan in


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the amount of $85,000 will be provided by GSE in the event that you purchase a new home prior to the sale of your existing home. This loan will be due and payable on the earlier of the sale of your existing residence or six months from the commencement of your employment. This agreement will be covered by a promissory note that will be provided as agreed to by both parties. You will be responsible for the tax consequences on the inputted interest of the bridge loan.

As an executive in the Company, you will also receive the following benefits:

o Reimbursement of country club dues up to $4,000 per year
o Car allowance of $600 per month;
o Executive term life insurance coverage (3x salary)
o Company paid medical and dental plan with all pre-existing conditions waived
o Reimbursement for the use of business communications and productivity tools such as a mobile phone and a home fax;
o Executive vacation policy.
o Company provided gas credit card

In addition, you will receive other Company benefit which are as follows:

o Participation in the Company's 401(k) Plan
o Coverage by the Company's sick leave and short-term disability policies
o Company paid holidays
o Travel insurance
o Long term disability program
o Supplemental Life Insurance
o Personal Accident Insurance

We all look forward to the commencement of your employment on Thursday, January 9, 1997. If you have any questions feel free to contact me or Debbie Caddy at
(410) 312-3644.

Sincerely,


/S/ William E. Kuhlmann
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Offer accepted by:                              Start Date

/S/ Christopher M. Carnavos                     January 9, 1997
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